Exhibit 99.1

PRESS RELEASE Contact: Michael Senken
Phone: (678) 384-6720

MiMedx Completes Acquisition of Surgical Biologics

Marietta, GA, January 5, 2011 (PR Newswire) – MiMedx Group, Inc. (OTCBB: MDXG), an integrated developer, manufacturer and marketer of patent protected biomaterial-based products, announced today the completion of the purchase of Surgical Biologics, a leader in the development of tissue processing techniques for creating implants for a variety of surgical indications from amnion membranes. The deal was originally announced on December 21, 2010.

This transaction expands MiMedx’ innovative biomaterial offerings. “Now, we have three biomaterial platforms to offer to physicians and our distribution networks. The Surgical Biologics’ proprietary tissue processing technology, Purion®, is a perfect complement to our existing HydroFix™ and CollaFix™ platform technologies. With this transaction, the Surgical Biologics tissue implants are now available to our sales reps and distributors. Combined with our HydroFix™ Vaso Shield and HydroFix™ Spine Shield products, the Surgical Biologics tissue implants give MiMedx a broader portfolio that immediately serves the demands and surgical preferences of practicing physicians,” said Parker H. “Pete” Petit, Chairman and CEO of MiMedx.

Surgical Biologics, which will operate as a wholly owned subsidiary of MiMedx Group, is a pioneer in the development of the latest advances in processing amniotic membrane tissues that provide safe, reliable and effective implants. The Purion® tissue processing technology produces an implant that is minimally manipulated, and its tissues are in over 30,000 implants. The Purion® process follows strict guidelines for allograft processing established by the Food and Drug Administration (“FDA”) and the American Association of Tissue Banks (“AATB”).

“As our CollaFix™ products receive their initial clearances from the FDA, and our HydroFix™ products continue to receive additional clearances and certifications, the combination of the Purion® tissue processing technology for soft tissue repair could give us offerings that are extremely complementary to our planned CollaFix™ and HydroFix™ products,” added Petit.

MiMedx affirmed its previously announced expectations for the transaction will be accretive in 2011. MiMedx continues to project the 2011 revenues to be generated from the Surgical Biologics processed tissue to be in the range of $7 million.

About Surgical Biologics

Surgical Biologics develops bioimplants processed from human amniotic membrane, which can be used for a wide range of surgical indications. Purion®, a patent pending process created by Surgical Biologics, is specifically designed for processing the human amniotic membrane. Surgical Biologics is currently pioneering the latest advances in amnion based implants to provide an implant which is safe, reliable and effective.

About MiMedx

MiMedx is an integrated developer, manufacturer and marketer of patent protected biomaterial-based products. The Company is successfully emerging from a development-focused start-up into a fully integrated operating company with an experienced team poised to capitalize on its science and technology to generate rapid sales growth and profitability. Our mantra is “Repair, don’t replace” because our biochemists, engineers, designers and physicians believe it is better to augment repair when possible rather than replace traumatized, but otherwise healthy tissues and structures. Our platform technologies, HydroFix™ and CollaFix™, have a vast number of potential applications in treating traumatized tissue and structures and we are focused on commercializing multiple applications of both technologies. In parallel, we are seeking strategic relationships, in selective categories, to more rapidly commercialize our technologies. HydroFix™ and CollaFix™ are trademarks of MiMedx Group, Inc.

Safe Harbor Statement

This press release includes statements that look forward in time or that express management’s beliefs, expectations or hopes. Such statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the potential synergies between Surgical Biologics’ technologies and MiMedx’ current product technologies, the potential product opportunities and the expectations for Surgical Biologics revenues for 2011. These statements are based on current information and belief, and are not guarantees of future performance. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include that the anticipated therapeutic benefits may not be achieved, that the uses for and physician utilization of the Purion® technology platform do not meet expectations, that the Company may not receive requisite regulatory clearances and/or approvals to be able to develop and market its full range of potential products from the Purion® technology platform or from its other proprietary technologies , or that such clearances or approvals may be delayed, that the Company does not achieve the 2011 revenue expectations projected from the Surgical Biologics business, that the Company requires significant additional capital to survive and achieve its goals, which may be difficult or impossible to obtain; that cost reductions may not be sustained or be sufficient to enable the Company to achieve profitability, that the Company may not be able to establish an effective distribution system for its products in the U.S. or abroad, that the Company’s products may not gain the anticipated acceptance in the marketplace or that acceptance may be delayed, and the risk factors detailed from time to time in the Company’s periodic Securities and Exchange Commission filings, including, without limitation, its 10-K filing for the fiscal year ended December 31, 2009. By making these forward-looking statements, MiMedx Group does not undertake to update them in any manner except as may be required by the Company’s disclosure obligations in filings it makes with the Securities and Exchange Commission under the federal securities laws.

###